CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post Effective Amendment No. 13 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated October 14, 1997, relating to the financial statements and the financial highlights appearing in the August 31, 1997 Annual Reports to Shareholders of the of the John Hancock Massachusetts Tax-Free Income Fund and the John Hancock New York Tax-Free Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



/s/Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
December 23, 1997